Exhibit 99.1

PetVivo to Discuss Financial Results for the Fiscal Year End ended March 31, 2022 and Business Update

Conference call begins at 4:00 p.m. Central time today

EDINA, MN (June 29, 2022) – PetVivo Holdings, Inc. (Nasdaq: PETV and PETVW), an emerging biomedical device company focused on the commercialization of innovative medical therapeutics for animals, announces financial results for its fiscal year ended March 31, 2022.

Key highlights for our fiscal year ended March 31, 2022, were:

●	Raised $11.25 million in uplisting to Nasdaq in August 2021
●	Generation of over $100,000 in revenue from sales of our lead product, Spryng™ with OsteoCushion™ Technology
●	Rebranding of Spryng™, launch of Sprynghealth.com and PetVivo.com websites
●	Partnered with Ethos on canine tolerance and efficacy study
●	Attracted an experienced management team to lead the Company

Management Commentary

“The most significant event on our financial results during the fiscal year ended March 31, 2022, was our generation of over $100,000 in revenues from the commercialization and sale of our primary product, Spryng™, to veterinary clinics.” Said John Lai, Chief Executive Officer of PetVivo.

“We continue to use the proceeds from our initial public offering to expand our sales and marketing efforts to generate clinical data to gain vet acceptance and generate increased revenue from the sale of Spryng™”.

Fiscal Year Ended March 31, 2022 (“fiscal 2022”) Compared to The Year Ended March 31, 2021 (“fiscal 2021”)

Total Revenues. Revenues increased to $115,586 in fiscal 2022 compared to $12,578 in fiscal 2021 and consisted of sales to veterinary clinics. The Company began commercialization of its Spryng™ product in September 2021.

Total Cost of Sales. Cost of sales was $201,154 in fiscal 2022 compared to $10,695 for fiscal 2021. The increase is directly related to increased sales of the Spryng™ product. Cost of sales includes product costs related to the sale of products and labor and overhead costs. The increase and the negative gross margin are primarily attributed to our product costs and related product launch expenses from the commercialization of Spryng™ in September 2021.

Operating Expenses. Operating expenses increased to $4,970,960 in fiscal 2022 compared to $1,960,871 in fiscal 2021. Operating expenses consisted of general and administrative, sales and marketing, and research and development expenses. The increase is primarily due to increased G&A expenses and sales and marketing expenses related to the sale of our Spryng™ product.

General and administrative (“G&A”) expenses were $3,148,494 and $1,767,664 in fiscal 2022 and 2021, respectively. General and administrative expenses include compensation and benefits, contracted services, consulting fees, stock compensation and incremental public company costs.

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Sales and marketing expenses were $1,347,585 and $94,997 in fiscal 2022 and 2021, respectively. Sales and marketing expenses include compensation, consulting, tradeshows, and stock compensation costs to support the launch of our Spryng™ product.

Research and development (“R&D”) expenses were $474,881 and $98,230 in fiscal 2022 and 2021, respectively. The increase was related to clinical studies and efforts to support the launch of Spryng™.

Operating Loss. As a result of the foregoing, the Company’s operating loss was $5,056,528 and $1,958,988 in fiscal 2022 and 2021, respectively. The increase was related to the costs to support the launch of Spryng™ and the incremental public company costs.

Other Income (Expense). Other income was $41,533 in fiscal 2022 as compared to expense of $1,563,792 in fiscal 2021. Other income in fiscal 2022 consisted of the forgiveness of PPP Loan of $31,680 and net interest income of $9,853. Other expense in fiscal 2021 consisted primarily of derivative expense related to debt financing of $1,702,100 and interest expense of $228,595 partially offset by a gain on debt extinguishment of $366,903.

Net Loss. The Company’s net loss in fiscal 2022 was $5,014,995 or ($0.57) as compared to a net loss of $3,522,780 or ($0.57) per share in fiscal 2021. The weighted average number of shares outstanding was 8,760,877 compared to 6,198,717 for fiscal 2022 and 2021, respectively.

Balance Sheet and Inventory

At March 31, 2022, the Company had $6.1 million in cash and working capital of $5.6 million. The Company increased its inventory to $98,000 as of March 31, 2022 in order to support its expected revenue growth in 2023.

Business Update

In the first quarter of fiscal 2023, the Company entered into a Distribution Services Agreement with MWI Veterinarian Supply Co., a pre-eminent national distributor of veterinarian products (“MWI”). Pursuant to this agreement, we appointed MWI to distribute, advertise, promote, market, supply and sell our lead product, Spryng™ and other products on an exclusive basis for two (2) years within the United States.

Conference Call and Webcast

A live webcast of the conference call and related earnings release materials can be accessed on PetVivo’s Investor Relations website at:

https://audience.mysequire.com/webinar-view?webinar_id=4247f378-9329-46f0-adcf-44720e7f5ae6

A replay of the webcast will be available through the same link following the conference call. Participants can also access the call using the dial-in details below:

Date: Wednesday, June 29th, 2022

Time: 4:00 p.m CT (5:00 pm ET)

Dial-in: +1-346-248-7799

Meeting ID: 97245185036

Passcode: 740720

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About PetVivo Holdings, Inc.

PetVivo Holdings, Inc. is an emerging biomedical device company currently focused on the manufacturing, commercialization, and licensing of innovative medical devices and therapeutics for animals. The Company’s strategy is to leverage human therapies for the treatment of dogs and horses in a capital and time-efficient way. A key component of this strategy is the accelerated timeline to revenues for veterinary medical devices, which entered the market much earlier than more stringently regulated pharmaceuticals and biologics.

PetVivo has a pipeline of seventeen products for the treatment of animals and people. A portfolio of twenty-one patents protects the Company’s biomaterials, products, production processes, and methods of use. The Company’s lead product SPRYNG™, a veterinarian-administered intraarticular injection for the management of lameness and joint afflictions, such as osteoarthritis, in dogs and horses, is scheduled for expanded commercial sale in the fourth quarter of this year.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation the Company’s proposed development and commercial timelines, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans. Risks concerning the Company’s business are described in detail in the Company’s Annual Report on Form 10-K for the year ended March 31, 2021, and other periodic and current reports filed with the Securities and Exchange Commission. The Company is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Disclosure Information

PetVivo uses and intends to continue to use its Investor Relations website as a means of disclosing material nonpublic information, and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor the company’s Investor Relations website, in addition to following the company’s press releases, SEC filings, public conference calls, presentations, and webcasts.

Contact:

John Lai, CEO

PetVivo Holdings, Inc.

Email: info1@petvivo.com

(952) 405-6216

(Tables to follow)

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PETVIVO HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2022	March 31, 2021
Current Assets
Cash and cash equivalents	$6,106,827	$23,578
Accounts receivable	2,596	-
Inventory, net	98,313	-
Prepaid expenses and other assets	547,664	123,575
Total Current Assets	6,755,400	147,153

Property and Equipment, net	311,549	214,038

Other Assets:
Deferred offering costs	-	280,163
Operating lease right-of-use asset	299,101	157,760
Patents and trademarks, net	48,452	27,932
Security deposits	12,830	8,201
Total Other Assets	360,383	474,056
Total Assets	$7,427,332	$835,247

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable	$323,384	$408,873
Accrued expenses	784,375	554,012
Convertible notes and accrued interest	-	235,671
Accrued expenses – related parties	-	36,808
Operating lease liability – current portion	59,178	26,582
PPP Loan and accrued interest	-	39,020
Notes payable and accrued interest - directors	-	20,000
Notes payable and accrued interest – related party	-	44,554
Note payable and accrued interest (current portion)	6,549	39,528
Total Current Liabilities	1,173,486	1,405,048
Other Liabilities
Note payable and accrued interest (net of current portion)	27,201	-
Operating lease liability (net of current portion)	239,923	131,178
Share-settled debt obligation – related party, net of debt discount	-	196,000
Total Other Liabilities	267,124	327,178
Total Liabilities	1,440,610	1,732,226
Commitments and Contingencies (see Note 13)
Stockholders’ Equity (Deficit):
Preferred stock, par value $0.001, 20,000,000 shares authorized, issued 0 and 0 shares outstanding at March 31, 2022 and March 31, 2021	-	-
Common stock, par value $0.001, 250,000,000 shares authorized, issued 9,988,361 and 6,799,113 shares outstanding at March 31, 2022 and March 31, 2021, respectively	9,988	6,799
Additional Paid-In Capital	69,103,155	57,207,648
Accumulated Deficit	(63,126,421)	(58,111,426)
Total Stockholders’ Equity (Deficit)	5,986,722	(896,979)
Total Liabilities and Stockholders’ Equity (Deficit)	$7,427,332	$835,247

The accompanying notes are an integral part of these audited consolidated financial statements.

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PETVIVO HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Year Ended March 31,
	2022	2021
Revenues	$115,586	$12,578

Cost of Sales	201,154	10,695
Gross Profit (Loss)	(85,568)	1,883

Operating Expenses:

Sales and Marketing	1,347,585	94,977
Research and Development	474,881	98,230
General and Administrative	3,148,494	1,767,664

Total Operating Expenses	4,970,960	1,960,871

Operating Loss	(5,056,528)	(1,958,988)

Other Income (Expense)
Gain on Debt Extinguishment	-	366,903
Forgiveness of PPP loan and accrued interest	31,680	-
Derivative Expense	-	(1,702,100)
Interest Income (Expense)	9,853	(228,595)
Total Other Income (Expense)	41,533	(1,563,792)

Net Loss before taxes	(5,014,995)	(3,522,780)

Income Tax Provision	-	-

Net Loss	$(5,014,995)	$(3,522,780)

Net Loss Per Share:
Basic and Diluted	$(0.57)	$(0.57)

Weighted Average Common Shares Outstanding:
Basic and Diluted	8,760,877	6,198,717

The accompanying notes are an integral part of these audited consolidated financial statements.

Shares retroactively restated for 1-for-4 reverse stock split in December of 2020.

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